UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Cracker Barrel Old Country Store, Inc.
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Cracker Barrel Old Country Store, Inc. (the “Company”) used the following investor presentation in meetings with investors beginning on November 1, 2011. This investor presentation was also posted to the “Biglari Proxy Contest” section of the Company’s Investor Relations website, investor.crackerbarrel.com. A screenshot of the “Biglari Proxy Contest” section of the website follows the investor presentation below.

Old Country Store

Investor Presentation

Fall 2011

Additional Information

Cracker Barrel Old Country Store, Inc. (“the Company”) urges caution in considering current trends and earnings guidance disclosed in this presentation. Except for specific historical information, matters discussed in this presentation are forward-looking statements that involve risks, uncertainties and other factors that may cause actual results and performance of the Company to differ materially from those expressed or implied in this discussion. All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995.

More detailed information on risks, uncertainties, and other factors is provided in the Company’s filings with the Securities and Exchange Commission, press releases and other communications.

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2011 Annual Meeting. Cracker Barrel has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the SEC) in connection with such solicitation of proxies from Cracker Barrel shareholders. When completed, a definitive proxy statement and a form of proxy will be mailed to Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Cracker Barrel’s 2011 Annual Meeting. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the proxy statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at v :.qov. Copies will also be available at no charge at the Investor

Relations section of our corporate website at crackerbarrel.com.

2

Agenda

I. Overview

Cracker Barrel’s History of Success

Ongoing Transformation of the Company

Other Proxy Matters

Why Biglari is Wrong for Cracker Barrel

3

I. Overview

4

History, Heritage & Success 30 Years Delivering Superior Returns

Management and the Board of Directors have led the

growth and evolution of Cracker Barrel Old Country Store

into one of the top restaurant companies in America

Pleasing People® Creating Value

CBRL

6,740%

Nov 1981

Cracker Barrel IPO. Money Magazine lists as one of America’s top growth chains

1981

1990

Ranked #1

Family Dining

chain by

Restaurant &

Institutions

Magazine, held

title every

successive year

the award was

given (19 years)

Aug 2000

Mike Woodhouse named President

June 2007

Recapitalization to

achieve appropriate

Dec 1998

Announces

acquisition of

Logan’s Road house

capital structure

In March 2006

Announces

divestiture of

Logan ‘s Roadhouse

A 30 Year Record of Success

Today

608 locations in 42 states

201

S&P5I

816%

Note: Indexed Performance 5-Nov-1981 to 30-Sep-2011, excludes dividends

5

Cracker Barrel Proceeds With Planned Succession While Biglari Nominates Himself


23-Jun-2011
Biglari demands Board seats for himself and P. Cooley
26-Aug-2011
Biglari verbally rejects board seat offer
13-Jun-2011
BH Discloses 9.7% Ownership
21-Jul-2011
Nominating Committee interviews Biglari and Cooley in San Antonio
1-Aug-2011
Company offers Biglari to name two unaffiliated board members
1-Sep-2011
Biglari nominates himself to Board
March
June
July
August
September
23-March-2011
CBRL Nominating Committee Meets to Consider New Board Members
17-June-2011
Coleman H. Peterson Joins Board
27-July-2011
James W. Bradford Joins Board
1-Aug-2011
Sandra B. Cochran Named CEO Effective 12-Sep-2011
Two long-term Board members announce they will not stand for re-election
9-Aug-2011
William W. McCarten Joins Board

6

Experienced Board of Directors is The Right Team

Board of Directors	Elected	Selective Biography
Michael A. Woodhouse, Executive Chairman	1999	Executive Chairman of the Company since September 12, 2011. Served as Chairman of the Board from 2004 until 2011, as President and CEO of the Company from 2001 until 2010 and as CEO of the Company from 2010 until 2011
Sandra B. Cochran, President & CEO NEW	2011	Became President and CEO on September 12, 2011 following her service as Cracker Barrel's President and COO, a post she assumed in November 2010 after serving as CFO. Previously served from 2004 until 2009 as CEO of Books-A-Million, Inc. (NASDAQ: BAMM), a leading book retailer in the southeastern United States
Robert V. Dale, Lead Director	1986	President of Windy Hill Pet Food Company from March 1995 until its sale in July 1998; director of Genesco, Inc. (NYSE: GCO) 2000 to Present
James W. Bradford NEW	2011	Dean and Ralph Owen Professor for the Practice of Management at Vanderbilt University's Owen Graduate School of Management. Previously served as President and CEO of United Glass Corporation, a consolidation of glass fabricators in the United States and Canada, from 1999 to 2001. Previously served from 1992 to 1999 as President and CEO of AFG Industries Inc.
Richard J. Dobkin	2005	Managing Partner of the Tampa, Florida office of Ernst & Young, LLP from 1987 until June 2005
Charles E. Jones	1981	Founded Corporate Communications, Inc., an investor/shareholder communications and public relations firm where he presently serves as Chairman and CEO
B.F. (Jack) Lowery	1971	Chairman and CEO of LoJac Companies Inc. He is also a practicing attorney
William W. McCarten NEW	2011	Chairman of DiamondRock Hospitality Company (NYSE: DRH), a lodging-focused Real Estate Investment Trust that he founded in 2004 and took public in 2005. From 2001 through 2003, was the President of the Marriott Services Group of Marriott International, Inc. Prior to that position, served as President and CEO of HMSHost Corporation which operates restaurants and retail stores in travel venues around the world
Martha M. Mitchell	1993	Senior Partner and Senior Vice President at Fleishman-Hillard, Inc., an international communications consulting and public relations firm from 1987 until July 2005
Coleman H. Peterson NEW	2011	President/CEO of Hollis Enterprises, LLC, the human resources consulting firm he founded in 2004 following his service for Wal-Mart Stores, Inc. as Chief People Officer from 1994-2004
Andrea M. Weiss	2003	President and CEO of Retail Consulting, Inc. Served as President of dELiA*s Corp., a multichannel retailer to teenage girls and young women, from May 2001 to October 2002

Note: Two board members who are not standing for re-election are not listed

7

Cracker Barrel Made a Good Faith Settlement Offer that Biglari Refused

Letter to Sardar Biglari, 22-Aug-2011:

“. .in an effort to be constructive, the Board authorized me to make the settlement offer that we discussed on August 1 and August 10.”

“Under that offer, we would immediately add to our Board two mutually agreed independent directors unaffiliated with Biglari Holdings or any other restaurant company, to be recommended by Biglari Holdings and approved by the Cracker Barrel Board.”

“When we spoke on August 10, 2011, you indicated that you would be willing to provide us with your proposed director nominees in connection with this offer.”

- Michael Woodhouse

8

Key Facts to Consider

Cracker Barrel

Sardar Biglari

Has outperformed the market and peers over the long term

Has a strategy in place for next phase of growth under new CEO

Has significantly renewed the board and management with experienced, engaged, energetic leaders

Continues to strive for operational excellence and create value for shareholders

Has repeatedly refused to disclose his specific plans for the business

Has previously used proxy fight to gain control without paying a premium to shareholders

Has a history of “extraordinary” turnover in boards after he joins them

As a CEO of a competing restaurant company, would present material business and legal conflicts of interest

Has engaged in what we view as poor corporate governance and self-interested transactions

II. Cracker Barrel’s History of Success

The Cracker Barrel Concept

Owns and operates 608 Old Country Stores across 42 states

Pleasing People®—genuine hospitality

Honest value Good country cookin’ Old-fashioned country store Welcome break for travelers

Menu Has Evolved to Maintain Relevance and Reach

Traditional Menu Offers ‘Home-Style” Country Cookin’

New Menu Offerings Appeal to Lighter Users

Sunrise Sampler

Wholesome Mornin’ Sampler

Fancy Fixin’s Meatloaf Dinner

Six Grain n’

Granola

Pancake

Breakfast

Chicken n’ Dumplins Country Dinner Plate

Chicken n’

Vegetable

Salad

Retail is Integral to the Cracker Barrel Experience

Guest waiting area

Rockers on the front porch

Gifts for under $20 Regional products

Cracker Barrel branded foods

Exclusive music

Winning Concept Results in Top Industry Rankings

#1 Family Dining Restaurant and Top Honors in Food Quality, Cleanliness, Service, Menu Variety, Atmosphere, Reputation, and Likely to Recommend

-Nation’s Restaurant News

NATION’S

CONSUMER (Consumer Picks 2011 National Survey)

‘Best Breakfast” among Family Dining Chains

- Zagat’s 2010 & 2011 Consumer Surveys

Top of the Full-Service Restaurants in Casual and Family Dining

- Consumer Brand Metrics Program—Technomic, Inc.

Ranked as the Top “Family Dining” Chain for 19 Consecutive Years in

Restaurants & Institutions “Choice in Chains” Annual Consumer Survey

- Restaurants & Institutions Magazine

Most RV-Friendly Sit-Down Restaurant in America for 10 Consecutive Years

- The Good Sam Club

Powerful Concept Has Outperformed Peers and Market Over Long Term.

Last 5 Years

Last 10 Years

160% -i

280%

140% -

250%

120% A

220%

9)

100% -

(U X

| 80% -\

190%

“g 160%

x

<u

M 130%

60%

100%

40%

70%

20% A

40%

Daily from 29-Sep-2006 to 30-Sep-2011

Daily from 28-Sep-2001 to 30-Sep-2011

ai Cracker Barrel a Restaurant Peers S&P 500 Index

Source: Bloomberg as of 30-Sep-2011

Note: Peer group includes Biglari Holdings, Brinker, Cheesecake Factory, Darden, PF Chang’s, Ruby Tuesday, and Texas Roadhouse

.And Five-Year Total Shareholder Return Exceeds Peers

2.6%

2.0%

1.8%

(1.9)%

(2.6)%

(2.4)%

Peer Median: (2.4)%

(4.1)%

(23.7)%

Cracker Barrel Biglari Holdings Brinker Cheesecake Darden P.F.Chang’s Ruby Tuesday Texas

Factory Restaurants Roadhouse

Source: S&P Research Insight, 30-Sep-2011. Total Return is defined as: “The Total Return concepts are annualized rates of return reflecting monthly price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends.”

We Also Outperform Knapp-Track™ Casual Dining


Cumulative Comparable Same Store Sales Index, FY2006 = 100
Base Year
100.0
100.7
101.2
99.5
100.3
100.5
91.1
FY06
FY07
FY08
FY09
FY10
FY11
Cracker Barrel
Knapp-Track™ Casual Dining Index*

Note: Knapp-Track™ Casual Dining Index same store sales figure is an approximation based on the weekly averages. Biglari Holdings does not participate in Knapp-Track™

17

We Have Achieved a More Attractive Return on Invested Capital

Estimated Latest Twelve Months ROIC


15.5 %
8.6 %
15.2 %
14.8 %
14.8 %
12.5 %
11.8 %
5.8 %
Cracker Barrel
Biglari Holdings
Darden Restaurants
Brinker International
Cheesecake Factory
P.F. Chang's
Texas Roadhouse
Ruby Tuesday

Source: Capital IQ and latest available publicly-filed Company Financial Statements as of 30-Sep-2011
Note: ROIC calculated as NOPAT over 1-year average invested capital. CBRL NOPAT adjusted for $2.8mm in one-time charges. Invested Capital calculated as Book Value of Total Debt plus Book Value of Total Equity. Debt figures exclude interest rate swap liability as not considered invested capital

Cracker Barrel Old Country Store

18

III. Ongoing Transformation of the Company

CEO Sandy Cochran Brings Experience,

Energy and a Plan to Grow Traffic, Sales, Profits and Shareholder Value

11

1	New marketing messaging
2	Refined menu and pricing
3	Enhanced restaurant operating platform
4	Innovative tactics driving retail sales growth
5	Focused cost reduction
6	Balanced approach to capital allocation

CBRL Strategic Initiatives

New Marketing Messaging

Reinforce Authentic Value

Marketing spend to increase media coverage

Advertising to build traffic

Newly-redesigned website & social media initiative

Refined Menu and Pricing

Increase Variety & Everyday Affordability

• Increase guest visits

• Promotional strategy of limited-time offers

• New offerings at more accessible price points

Enhanced

Restaurant

Operating

Platform

Sustainably Improve the Guest Experience

Refinement of restaurant operating platform

Increased focus on guest experience has driven sequential improvement in guest satisfaction

CBRL Strategic Initiatives

4 Innovative Tactics Driving Retail Sales Growth

Deliver Value & Connection With the Brand

- Emphasize unique and proprietary items such as Cracker Barrel branded food, regional offerings, and new exclusive doll line
- Highlight affordability with strong price points and prominent locations for giftable offerings

5 Focused Cost Reduction

Offset Commodity Pressure

- New system expected to reduce labor cost 10-20bps
- Controlling food waste, supplies, maintenance and transportation expenses
- $10mm annual savings from staff reductions

6 Balanced Approach to Capital Allocation

Enhance Shareholder Value

- Investments in new store growth that are accretive to shareholder value
- Steady return of capital including 13.6% increase in quarterly dividend & $65mm share repurchase authorization
- New $750mm credit facility

Cracker Barrel Old Country Store
22

What Analysts Are Saying

Analyst Commentary

"Management up-to-the-challenge"

"We believe management, led by new President, CEO Sandy Cochran and Chairman Mike Woodhouse, remain intently focused to recapture the strong operating **trends which catapulted CBRL shares to almost triple over the past decade**..."

-Robert Derrington, Morgan Keegan; 14-Sep-2011

"We believe that the Company's 2H of FY12 should benefit from both a stabilizing consumer environment and a very thorough playbook of **traffic driving, margin building and returns enhancing initiatives** outlined by Sandra Cochran..."

- Brad Ludington, KeyBanc Capital Markets; 13-Sep-2011

"New CEO Sandra Cochran has addressed the Company's critics effectively by developing **a credible plan to build traffic and grow margin**."

- Stephen Anderson, Miller Tabak; 13-Sep-2011

"We do not expect many shareholders to support [Biglari's] bid."

- Bryan Elliot, Raymond James; 15-Sep-2011

"In times past [Biglari has] taken on much smaller companies that were very poorly managed. In those instances, he found relatively low-hanging fruit to make some positive changes. **I don't think Biglari has the ability to make dramatic positive changes in the company's business model** as he has in prior companies."

-Robert Derrington, Morgan Keegan; Nashville Tennessean, 14-Sep-2011

Source: Publically available equity research reports and the Nashville Tennessean, permission to use quotations neither sought nor obtained

Cracker Barrel Old Country Store

23

IV. Other Proxy Matters

Shareholder-Friendly Rights Plan Keeps Biglari From Creeping Control

Adopted in response to Biglari Holdings’ clearance under the Hart-Scott-Rodino Act to acquire up to 49.99% of the Company’s common stock

Shareholder friendly provisions:

Rights plan would not be triggered by acquisitions pursuant to all-cash, fully financed tender offers that remain open for a minimum of 60 business days (“qualifying offers”)

Rights plan is focused on creeping acquisitions above 10% and would not deter a non-coercive cash offer for all shares

Rights expire if shareholders do not approve rights plan at December 2011 annual meeting

If shareholders approve, rights would expire in September 2014

Biglari’s Argument that the Rights Plan Was Not Necessary Is

Belied by His Own Words in Biglari Holdings’ 2010 Letter From The Chairman:

fulfilling that objective, we will require favorable investment opportunities, preferably controlling interests in businesses with diverse operating and financial traits.”

“We are control investors.

Management Paid Based on Long Term Value Creation

• Cracker Barrel’s central compensation objectives:

Reward performance

Align executives’ interests with interests of shareholders

Attract and retain talented executives

Base salaries generally targeted at 60th percentile, and bonuses generally targeted at 50th percentile of peer group

Strong pay-for-performance philosophy. In 2011, 79% of CEO’s compensation and 72% of other named officers’ compensation was “at risk” based upon Company performance

As described in our Proxy, CBRL’s annual and long-term incentive compensation plans are designed to be deductible under Section 162(m) of the I.R.C., and provide discretion to the Board’s Compensation Committee in awarding incentive compensation, subject to a threshold of performance

The Compensation Committee has exercised its discretion by establishing plans that reward achievement of the following objectives:

Year-over-year improvement in Income from Operations (annual incentive plan)

Improvement in ROIC (long-term incentive plan)

Improvement in Total Shareholder Return (long-term incentive plan)

• In fiscal 2011, the Company paid annual bonuses to named executive officers equal to 91% of target, which was 45% of the maximum potential bonus

Management Incentives Aligned with Shareholder Interests

Plan to Collapse Holding Company Will Save Money

• Cracker Barrel Old Country Store (i.e. Holding Company) will be merged with the wholly owned operating company subsidiary, CBOCS, Inc.

Holding Company was originally formed in 1998 to oversee CBOCS and potentially for other businesses acquired

Although the Holding Company has owned and operated other businesses, it now only owns and operates CBOCS

Why now? The previous credit facility did not allow this merger, however, the new credit facility does, making these cost savings possible

Holding company format no longer necessary, its elimination will allow us to:

Realize tax and other savings of approximately $2mm per year

Simplify the corporate structure

Facilitate more efficient cash management

• Merging the two companies is in the best interest of shareholders

V. Why Biglari is Wrong for Cracker Barrel

Why We Believe Biglari Is Wrong for Cracker Barrel

Has repeatedly refused to disclose his specific plans for the business

Gained initial board representation at Steak ‘n Shake and then took control over time without paying a premium, with most Board members exiting the Board after he joined it

Slashed operational investment at Steak ‘n Shake — focused only on short-term

Proposed excessive compensation plan for himself

Proposed dual class of stock at Biglari Holdings for acquisitions — has delayed special meeting twice, and now “on hold”

Returns little cash to shareholders

Presence on our Board would create a serious conflict of interest — he is the CEO of a family restaurant competitor and CEO of a restaurant acquisition vehicle

Biglari's Rhetoric Changes Over Time and Cannot be Relied On

Target	Original Announced Intentions	Actual Actions Taken / Result
Cracker Barrel Old Country Store	• 13-Jun-2011 13D: "The Reporting Persons intend to evaluate their investment in the Shares on a continuous basis." • 23-Sep-2011: "…we told Chairman Michael Woodhouse that we have purchased stock for investment purposes only."	• 23-Jun-2011: Demanded Board seats for himself and P. Cooley • 26-Aug-2011: Filed HSR to acquire up to 49.99% of CBRL shares • 1-Sep-2011: Launched Proxy Fight • 8-Sept-2011: Borrowed $83.2 million through subsidiary to up-stream a cash dividend to Biglari Holdings
Friendly's	• 7-Aug-2006 13D: "The Reporting Persons have acquired their Shares of the Issuer for investment. The Reporting Persons evaluate their investment in the Shares on a continual basis."	• 11-Dec-2006: Launched Proxy Fight • 17-Jun-2007: Friendly's announces acquisition by Sun Capital (BH was not involved)
Western Sizzlin	• 10-Nov-2005 13D: "The Reporting Persons intend to evaluate the business prospects of the Issuer, as well as its present and future intentions."	• 1-Dec-2005: Biglari appointed to the Board of Directors • 22-Oct-2009: Western Sizzlin announces Merger Agreement with Steak 'n Shake
Steak n Shake	• 17-Aug-2007 13D: "The Reporting Persons acquired the Securities for investment purposes."	• 12-Aug-2007: Biglari first requests board seats for himself and Cooley • 7-Mar-2008: Biglari elected to the Board of Directors • 8-Aug-2008: Biglari appointed CEO • 8-Apr-2010: Company renamed Biglari Holdings

Source: Public filings

30

How Did Biglari Take Control of Steak 'n Shake?

BIGLARI HOLDINGS INC.

Purchased through:
- Lion Fund
- Western Sizzlin
- P. Cooley
- Cooley's wife

Call Options:
- 20,000 shares through Lion Fund
- 561,000 shares through Western Sizzlin

5.8% Ownership

17-Aug-2007
Share Price: $309.00[1]
Biglari discloses 5.8% ownership in Steak 'n Shake
Nominates himself and Cooley to the Board

7-Mar-2008
Biglari wins Proxy Contest

19-Jun-2008
Biglari appointed Chairman of the Board

Jul-2008
Two executive team members resign

8-Aug-2008
Biglari appointed CEO

22-Oct-2009
Announces Merger with Western Sizzlin

8-Apr-2010
Renamed Biglari Holdings
Biglari only controlled 6.8%[2]

Today: Ownership of 15.1%[3] and CEO
Share Price (30-Sep-2011) $296.39

Biglari originally claimed that he had acquired shares "for investment purposes"

Instead he:
- ✘ **Took control**
- ✘ **Became Chairman and CEO**
- ✘ **Merged with Western Sizzlin**
- ✘ **Renamed Biglari Holdings**

Source: Public filings
1 Stock price adjusted for reverse split to be comparable to current market price.
2 As per Biglari's Schedule 13D/A filing on 3-Feb-2010.
3 As per Biglari's proxy filing on 1-Jul-2011.

31

Biglari Enters…
…Existing Board Members Leave

After Biglari Joined the Western Sizzlin' Board (02-Dec-05)

Name	Resigned ?	Name	Resigned ?
Paul C. Schorr	✓	Roger D. Sack	✓
Jones Yorke	✓	Stanley L. Bozeman, Jr.	✓
Alan Cowart	✓	Jesse M. Harrington	✓
Thomas M. Hontzas	✓	Pat Vezertzis	✓
Titus W. Greene[1]	NA		

After Biglari Joined the Steak 'n Shake Board (07-Mar-08)

Name	Resigned ?	Name	Resigned ?
Fred Risk	✓	Edward W. Wilhelm	✓
Geoffrey Ballotti	✓	Steven M. Schmidt	✓
John W. Ryan[2]	NA	Wayne L. Kelley	✓
Ruth J. Person	Current		

Biglari Holdings Board Today[2]

Name	Director Since	Role	Age	Background
Sardar Biglari	2008	Chairman of the Board, CEO	34	• Director of Western Sizzlin' since 2005
Phillip Cooley	2008	Vice Chairman of the Board & Independent Director	67	• Director of Western Sizzlin' since 2005 • Advisory Director of Biglari Capital since 2000 • Biglari's professor at Trinity University, Prassel Distinguished Professor of Business Administration
Kenneth Cooper	2010	Independent Director	66	• Served as a Director of Western Sizzlin' Corp. from 2007 to 2010 • His law practice concentrates on real estate transactions
Ruth Person	2002	Independent Director	65	• Chancellor and Professor of Management, University of Michigan-Flint • Served as President of Board of Directors of Workforce Development Strategies, Inc.

Source: Public Filings

[1] Titus Greene served on the WSC Board until the Company merged with SNS.

[2] John Ryan served on the Board of BH until his death earlier this year.

32

We Are Not the Only Ones Who Think Biglari’s Governance Record is Poor

“.there does not appear to be any desire to appreciate or be receptive to other points of view on the board of directors than the current Steak ‘n Shake chairman’s position.

.although our current chairman and CEO [Biglari] espoused openness and transparency, the opposite has been the case. The board has not been actively involved in developing the vision and strategy of the business, but rather has been informed about it belatedly/’

-Wayne L. Kelley, Former Steak *n Shake CEO; 22-Mar-2009

“The unanimous vote [to transform Steak’n Shake into Biglari Holdings] came after Biglari, the board chairman, managed to push out every board member unwilling to give him dictatorial authority over Steak’n Shake despite his relatively modest ownership stake/’

-Indianapolis Business Journal; 6-Feb-2010

Note: Permission to use quotes was neither sought nor obtained

Biglari Stopped Investing in Growth at

Steak An Shake.

($ in Millions)

FY 2008

Q1 Q2 i Q3 Q4

FY 2009

Q1 Q2 Q3 Q4

FY 2010 Q1 Q2 Q3 Q4

FY2011

Q1 Q2 Q3

9.1%

1.7%

1.0% 0.9%

Steak ‘n Shake

Latest Twelve

Months Capex /

Sales Over Time

8.1%

I

6.6%

5.1%

3.3%

1.1%

1.4% 1.3%

1.1%

1.7% 1.8%

7.5%

Median = 3.0%

5.3%

Latest Twelve Months Capex / Sales

1.8%

3.2%

3.2%

2.8%

2.2%

Biglari CrackerBarrel Darden Texas Cheesecake P.F.Chang’s Brinker Ruby Tuesday

Holdings Restaurants Roadhouse Factory

Source: Capital IQ as of 30-Sep-2011

Note: Red Line denotes when Biglari obtained a Board seat (Apr-2008). Fiscal Year end is September 30

...And Focused on His Own Compensation

Compensation Package Overview

REVISED

- Biglari's proposed compensation at Biglari Holdings provided him with 25% of the gain in book value over the annual hurdle rate of 5% with no cap
  - If the $300mm book value increased 10%, Biglari would receive ~$4mm
  - This is in addition to his $900k annual base salary
- Hand-picked Governance, Compensation, and Nominating committee, unanimously approved the agreement

- Following adverse shareholder and ISS response, Biglari revised his proposal increasing the hurdle rate to 6% and installing an annual cap at *$10mm*
- Biglari received $1.2 million prorated incentive payment under this plan for the *first quarter* it was in place (4Q of FY 11)

Public Reaction

"One of the sweetest compensation arrangements I've ever seen at a public company – one that would deeply cut into shareholder returns"
- Richard Gibbons, The Motley Fool; May 2010

"The pay is too rich for such little growth"
- Ken Skarbeck, Managing Partner, Aldebaran Capital; Aug-2010

"The current system, as proposed, is ridiculous by itself and, additionally, runs contrary to the ethos Mr. Biglari claimed to have when nominating himself for election to the Board of Steak 'n Shake.

"The decision by the Board of Biglari Holdings (BH) to accept such a generous and easily manipulated compensation system, demonstrates they either fail to understand the nuances of the proposal or they are simply unwilling to take a stand against Mr. Biglari"
- NFI Shareholder Letter to Biglari; May 2010

Source: BH Annual Meeting Proxy Statement
Note: Permission to use quotes was neither sought nor obtained

Cracker Barrel Old Country Store
35

.And Maintaining Control Despite His

Minority Ownership

Biglari’s Dual Class Stock Proposal

Biglari is attempting to create a dual class of stock, which would enable him to consolidate voting rights in BH to himself

X Under the proposal Class B shares = 1/5 Economic and 1/100 Voting Rights / 4

X Could enhance his voting control and reduce voting power of future shareholders of Biglari Holdings

X Class B stock would be his currency for future acquisitions

But given shareholder challenges to these proposals, these actions are “on hold”

Biglari Oddly Views His Shareholders’ Money as His Own

IJjjive invested about $100 million in the stock of Cracker Barrel whereas the entire Board since 2003 has spent a total of $251,600 in purchasing stock in the open market.”

-Biglari’s letter to CBRL shareholders, 12 September 2011

Biglari does not personally own any stock directly in Cracker Barrel—Biglari Holdings and the Lion Fund do.

If Biglari really views a public company’s ownership as his own, what other governance issues do we not know about at Biglari Holdings?

Sardar Biglari Has a Business Conflict

Should Biglari become a Director of Cracker Barrel, he would have fiduciary duties to serve the best interest of both BH AND Cracker Barrel shareholders:

tyof Care • Duty of Loyalty -> How can he be loyal to both?

• How can Biglari fulfill his duties of loyalty on two boards with inherently competing interests?

We compete with many restaurant concepts

We seek to attract restaurant traffic away from these other restaurant concepts

Cracker Barrel’s board regularly considers pricing, product and menu development, promotions, advertising, store locations, growth and expansion, and strategic plans

What Biglari learns from our board could be applied at Steak ‘n Shake

• Biglari’s proposed board service also raises antitrust concerns under the Clayton Act

Cracker Barrel and Steak *n Shake are Competitors

Full Service, Family Dining Format Breakfast

Lunch

Dinner

Similar Menu Items

Geographical Overlap Americana Brand Alcoholic Beverages Average Check

Mid — High Single Digits

Mid — High Single Digits

Illustrative Menu Item Similarities

Old Country Store

NEW COUNTRY

Skillet Breakfast1

CAKES *N EGGS

Momma’s Pancakes

GRILLED CHICKEN

Chicken *n Vegetable Salad

Source: Cracker Barrel archive and Steak ‘n Shake website 1 Not currently offered.

Extensive Geographical Overlap: We Compete for the Same Guests

Source: Company websites

Biglari Slashed Capital Expenditures, But Paid to Put His Picture in Every Restaurant

Key Message From Your Current Board

Sardar Biglari is wrong for our shareholders

We are a strong company and a leader in the industry

We have delivered strong results over time, and have the strategy to continue to drive performance

Our current board is actively involved at Cracker Barrel and continuously seeks to create value

We believe Biglari is dedicated to Biglari — not the best interests of all Cracker Barrel shareholders

We believe Biglari’s playbook of creeping control and poor corporate governance will harm Cracker Barrel and its shareholders